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Company Contact:                          Porter, LeVay & Rose, Inc.

Richard Nelson                            Marlon Nurse, VP - Investor Relations
rnelson@astratagroup.com                  Jeff Myhre, VP - Editorial
                                          212-564-4700

                                          Tom Gibson, VP - Media Relations
                                          201-476-0322

                                                          FOR IMMDEDIATE RELEASE

      ASTRATA GROUP INCORPORATED CLOSES PRIVATE PLACEMENT FOR $1.75 MILLION

LOS ANGELES, CA, October 10, 2005--Astrata Group Incorporated(OTCBB:ATTG), a provider of location-based technologies and services, today announced that it has closed a private placement in which it raised $1.75 million in gross proceeds from institutional investors and that it has received $700,000 as the first of three installments. The Company intends to use the net proceeds for general corporate purposes and working capital. The private placement was made by H.C. Wainwright & Co., Inc. acting as placement agent for the sale of the securities.

Tony Harrison, Astrata's Executive Chairman of the Board, said, "We are extremely pleased with the confidence the investment community has shown in Astrata's business plan. In the last several months, we have shifted our business model to a recurring revenue paradigm from a one-time-sale approach. We have seen our telematics sales increase upwards of 55% in the second quarter of fiscal 2006 compared to the previous quarter, with our geomatics business line rising by 25% in the same period. Our financial results have convinced the market that our strategic shift was well-planned and well-executed, and we intend to use these funds to continue our global expansion."

He added, "This financing allows the Company to focus on its advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personal or other assets."

In connection with the financing, Astrata issued secured convertible notes in the aggregate principal amount of $2,170,000 convertible into shares of Astrata common stock and warrants to purchase approximately 700,000 shares of its common stock at an initial exercise price of $3.00 per share. The warrants have an exercise period of five years and an initial exercise price of $3.00 per share, subject to certain adjustments.

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None of the convertible notes, the warrants, or the shares of common stock underlying the convertible notes or the warrants have been registered under the Securities Act of 1933. Accordingly, none of the shares, convertible notes or warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Astrata has agreed to file a registration statement covering resale by the investors of shares of common stock to be issued upon exercise of the convertible notes and the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, warrants, or common stock to be issued upon exercise of the warrants. This private placement was made with the co-placement agents and any opportunity to participate in the private placement was available to a very limited group of accredited investors. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Astrata Group Incorporated

Astrata Group Incorporated (OTCBB:ATTG) is focused on advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personnel or other assets. Astrata has designed, developed, manufactured and currently supports seven generations of GEO-IT systems with over 80,000 units deployed worldwide. Sales are divided between two divisions: telematics (remote asset management solutions) and geomatics (high-end professional GPS systems with accuracies approaching three millimeters). Astrata has approximately 230 permanent employees and employs nearly 100 people in its R&D and manufacturing divisions. For further information about the company and its products, please send an email to info@astratagroup.com or visit the Web site at www.astratagroup.com.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate, "believe", "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to
(i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the anticipated growth of business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

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